AMERICAN SKIING COMPANY


          12% Senior Subordinated Notes due 2006, Series A and B, aggregate principal amount $120,000,000 (the "Securities")

       Summary of the Proposed Amendments to the Indenture and the Waiver


                                                                 April 18, 2002

To:  The Holders of the Securities:

         American Skiing Company (the "Company") proposes to amend the Indenture, dated as of June 28, 1996 (as amended or supplemented, the "Indenture"), among the "Company, the Guarantors party thereto and The Bank of New York, as successor trustee to United States Trust Company of New York (the "Trustee"), substantially in the form of the supplemental indenture which is attached hereto as Annex B (the "Supplemental Indenture").

         The Company is also seeking the waiver by the holders of any Default arising out of the failure of Grand Summit Resort Properties, Inc. ("GSRP") to pay the interest payment due on April 15, 2002 in respect of its Indebtedness under the Loan and Security Agreement, dated as of September 1, 1998, among GSRP, the lenders party thereto and Textron Financial Corporation, as administrative agent, as amended. The waiver is included in the Letter of Consent which is attached hereto as Annex A.

         Under the Indenture, the consent of a majority in aggregate principal amount of outstanding Securities is required to approve the proposed amendments and the waiver (the "Requisite Consent Amount"). For purposes of determining the Requisite Consent Amount, Securities owned by the Company, by any Guarantor, or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Guarantor, shall be considered as though not outstanding.

         Holders of Securities that constitute the Requisite Consent Amount have advised the Company that they intend to approve the proposed amendments and the waiver. The Company intends to execute and deliver the Supplemental Indenture to the Trustee promptly upon receiving notice from the Trustee of the receipt of the necessary consents. Upon receipt of the required consents and the execution of the Supplemental Indenture, the proposed amendments will become effective and will be binding upon all holders. The Company expects that the proposed amendments and the waiver will become effective within the next several days.

         If you wish to approve the proposed amendments to the Indenture and the waiver, please complete and sign the consent form included in the Letter of Consent attached hereto as Annex A and return it to the Trustee in accordance with the instructions in the Letter of Consent.

         A summary of the proposed amendments and the effects of the amendments on the holders of the Securities is set forth below. This summary does not

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purport to be complete and is qualified in its entirety by reference to the full and complete terms of the Indenture and of the proposed amendments as set forth in the Supplemental Indenture. Capitalized terms used in this summary and not defined are used as defined in the Indenture.

         (1) Proposed Amendment to Section 6.01 (Events of Default) of the Indenture. The Company proposes to amend Section 6.01 of the Indenture to provide that:

          o a payment default on or acceleration of Non-Recourse Real Estate Debt (generally defined as debt that is non-recourse to the Company or any Restricted Subsidiary other than a Real Estate Subsidiary) will not be an Event of Default (Section 6.01(5));

          o the failure of any Real Estate Subsidiary (generally defined as a Restricted Subsidiary of the Company that was formed for the purpose of developing, constructing and marketing hotel, condominium, interval ownership and other residential real estate projects) to pay or discharge judgments will not be an Event of Default (Section 6.01(6)); and

          o the voluntary or involuntary bankruptcy or liquidation of a Real Estate Subsidiary will not be an Event of Default (Sections 6.01(8) and 6.01(9)).

         If the proposed amendments to Section 6.01 are approved, the events described above will no longer constitute a Default or Event of Default under the Indenture. As a result, upon the occurrence of any of these events, the Trustee and the holders of the Securities will not be permitted to accelerate the maturity of the Securities. All of the Real Estate Subsidiaries are Guarantors of the Securities. The proposed amendments may make it more difficult for the holders of the Securities to realize the benefits of the Subsidiary Guarantees provided by these Real Estate Subsidiaries. The Real Estate Subsidiaries have a substantial amount of secured debt that ranks senior to their Subsidiary Guarantees under the Indenture. A list of the Real Estate Subsidiaries is included as Schedule I to this letter.

         (2) Proposed Amendment to Section 6.02 (Acceleration) of the Indenture. Currently, the holders of 25% of the outstanding Securities can accelerate the maturity of the Securities if an Event of Default (other than a bankruptcy event of default (a "Bankruptcy Event of Default")) occurs. A Bankruptcy Event of Default will result in an automatic acceleration of the maturity of the Securities.

         The Company proposes to amend Section 6.02 of the Indenture to increase the percentage of outstanding Securities required to accelerate the maturity of the Securities from 25% to a majority of the Securities then outstanding following an Event of Default (other than the Company's failure to pay principal or interest on the Securities and the Company's failure to make or consummate an offer to purchase Notes pursuant to Section 4.10 or a Change of Control Offer pursuant to Section 4.15 of the Indenture (collectively, a "Payment Event of Default")). The percentage of outstanding Securities required to accelerate the Securities upon a Payment Event of Default will remain 25%.


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         If the proposed amendments to Section 6.02 are approved, following an
Event of Default (other than a Bankruptcy Event of Default or a Payment Event of Default), holders of less than a majority of outstanding Securities, acting alone or together, will be unable to accelerate the maturity of the Securities. Furthermore, one holder currently holds a majority of the outstanding Securities entitled to vote for acceleration. Therefore, for so long as this holder continues to hold the required principal amount of Securities, in order for the holders to accelerate the maturity of the Securities in the case of any Event of Default (other than a Bankruptcy Event of Default or a Payment Event of Default), this holder must agree to accelerate the Securities.

         (3) Proposed Addition of New Provision in Section 4.04 (Compliance Certificate) of the Indenture. The Company proposes to include a new provision in Section 4.04 of the Indenture to require the Company to notify the Trustee promptly upon the occurrence of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding relating to a Real Estate Subsidiary.

         The purpose of the proposed amendment is to provide the Trustee with notice of a bankruptcy or similar event relating to a Real Estate Subsidiary.

                                  Yours truly,

                                  AMERICAN SKIING COMPANY


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                                   Schedule I

                            Real Estate Subsidiaries

American Skiing Company Resort Properties, Inc.
Grand Summit Resort Properties, Inc.
Steamboat Resort Properties, Inc.
The Canyons Resort Properties, Inc.
Heavenly Resort Properties, Inc.
Sugarloaf Resort Properties, Inc.
Killington Resort Properties, Inc.
Mount Snow Resort Properties, Inc.
Sugarbush Resort Properties, Inc.
Sunday River Resort Properties, Inc.
Whisper Ridge Resort Properties, Inc.